Exhibit 14.1
The Power of Integrity
FirstEnergy’s Code of Conduct

TABLE OF CONTENTS

2 Our Values
3 Message from Steve Strah and Don Misheff
3 Message from Antonio Fernández
4 Introducing The Power of Integrity
    What’s in a Name?
    Who Does the Code Apply To?
    How Should We Use the Code?
5 Our Responsibilities
    What All of Us Must Do
    What Leaders Must Do
6 Speaking Up
    No Retaliation—Ever!
    What will Happen After a Question or Concern is Raised?
    What Happens if it is Determined that a Violation Occurred?
8 THE POWER OF INTEGRITY to Drive Collaboration
    Keeping Everyone Safe
    Treating Each Other with Respect
    Valuing Our Diverse Talents and Perspectives
    Promoting Equal Opportunity
    Protecting Personal Information
12 THE POWER OF INTEGRITY to Excel in the Marketplace
    Serving Customers Safely, Reliably and Honestly
    Competing Fairly and Legally
    Preventing Bribery and Corruption
    Selecting and Collaborating with Suppliers
    Gifts, Meals and Entertainment
    Trading Energy Responsibly
    Interacting with Affiliates
    Maintaining Regulatory Compliance
17 THE POWER OF INTEGRITY to Deliver Value for Investors
    Avoiding Conflicts of Interest
    Creating, Maintaining and Disclosing Accurate Records and Accounts
    Protecting Our Intellectual Property and Confidential Business Information
    Respecting the Intellectual Property of Others
    Safeguarding Company Assets
    Preventing Insider Trading
    Communicating Clearly and Responsibly

22 THE POWER OF INTEGRITY to Strengthen Our Communities
    Contributing to Our Communities
    Respecting and Protecting Human Rights
    Engaging in the Political Process
    Using Social Media Responsibly
24 Waivers

OUR VALUES

INTEGRITY
We always act ethically with honesty, humility and accountability.

SAFETY
We keep ourselves and others safe.

DIVERSITY, EQUITY & INCLUSION
We embrace differences, ensure every employee is treated fairly and create a culture where everyone feels they belong.

PERFORMANCE EXCELLENCE
We pursue excellence and seek opportunities for growth, innovation and continuous improvement.

STEWARDSHIP
We positively impact our customers, communities and other stakeholders and strive to protect the environment.

MISSION STATEMENT
We are a forward-thinking electric utility centered on integrity, powered by a diverse team of employees committed to making customers’ lives brighter, the environment better and our communities stronger.

__________________________________________________________________________

MESSAGE FROM
PRESIDENT AND CHIEF EXECUTIVE OFFICER
STEVE STRAH

CHAIRMAN OF THE BOARD
DON MISHEFF

Integrity lies at the core of FirstEnergy’s mission as our company enters a new era.

Together as a team, we are committed to putting FirstEnergy on the right path forward – a path charted by a culture of compliance, ethics and integrity.

This Code of Conduct is designed to codify that culture and help establish an environment in which every member of the team views ethics and compliance as critical organizational and personal imperatives. It is important that all of us commit to this Code, adhere to its guidelines, act ethically and speak up when we feel something is not right.

This commitment will be reinforced by elements such as ongoing education around our Code and policies, the Employee Concerns Helpline and refreshed Values that put integrity at the cornerstone of a new era at FirstEnergy.

With your help, FirstEnergy will once again be an organization that we can all be proud to work for – one steadfastly committed to setting the highest possible standard of integrity as we continue to provide safe and reliable energy for the customers and communities we are honored to serve.

Sincerely,
Steve Strah
Don Misheff
July 20, 2021

___________________________________________________________________________________________

MESSAGE FROM
CHIEF ETHICS AND COMPLIANCE OFFICER
ANTONIO FERNÁNDEZ

On behalf of the Ethics and Compliance team, senior leadership and our Board of Directors, I am very pleased to introduce The Power of Integrity – FirstEnergy’s Code of Conduct. All of us are responsible for fostering and contributing to a culture that places compliance, ethics and integrity at the forefront of everything we do. The Power of Integrity guides us as we put these values into practice, ensuring they become an integral element of the important work we do every day.

Compliance is as foundational to our business as safety, and all of us play a critical role in ensuring that we conduct business with integrity, help individuals do the right thing and treat our coworkers and communities with the respect we all deserve.

Your voice is crucially important. Every one of us can help foster a culture of ethics and compliance by acting with integrity and voicing our opinions and concerns whenever we come across a situation that does not conform to our

Code of Conduct, or violates laws, rules or regulations. We have extensive resources at our disposal that we should all feel comfortable using, which are detailed on page 6.

At FirstEnergy, we are dedicated to integrity, safety, reliability and operational excellence. The Power of Integrity will help all of us to embrace these values as we continue to carry out our commitment to making our customers’ lives brighter, the environment better and our communities stronger.

Sincerely,
Antonio Fernández
July 20, 2021

INTRODUCING THE POWER OF INTEGRITY

WHAT’S IN A NAME?
The Power of Integrity is FirstEnergy’s Code of Conduct (“Code”). The Code has this name to remind us that acting with integrity in our daily work is important and powerful. The Code empowers us to always do the right thing, protecting our company while propelling it forward. By following the Code and living FirstEnergy’s values, we build a powerful connection of trust with each other and the stakeholders we serve.

WHOM DOES THE CODE APPLY TO?
The Code applies to all FirstEnergy employees, officers and directors, regardless of role, seniority or tenure at the company. It also applies to contractors and temporary workers. Following the Code is mandatory. Anyone whose actions are found to have violated the expectations and requirements of the Code or company policies will be held accountable and subject to disciplinary action, up to and including termination.

The Code applies in certain respects to business partners, such as suppliers, consultants, representatives and agents, who are also required to follow FirstEnergy’s Supplier Code of Conduct.

HOW SHOULD WE USE THE CODE?
The Code provides guidance and resources to help make legal and ethical decisions—even under challenging circumstances. While no document can cover all the situations we might face in the course of our work, the Code addresses many of them. It also points us in the right direction when we need more information or further advice. Each topic is addressed in the same three-part format:
1. A bold-font statement of what’s expected – This represents our belief or commitment in the relevant area
2. An explanation of why it matters – This puts the expected standards of conduct in the context of our business and some of the more common situations we may encounter
3. Expected actions – This section gives examples of the actions we are expected to take to achieve results with integrity

Many of the sections also include scenarios designed to illustrate The Power of Integrity in action.
_________________________________________________________________________________________

OUR RESPONSIBILITIES

WHAT ALL OF US MUST DO
BE SAFE
We care about our employees, contractors, customers and communities. Keeping everyone safe is our full-time focus. Every day, regardless of our role, we must:
• Prioritize safety in our daily work
• Stay alert to protect ourselves and others
• Raise any safety concerns immediately
• Learn, understand and practice safety work rules

BE SAVVY
We are all responsible for making smart choices that help us achieve our goals the right way. So we can be ready to navigate what’s next in an ethical and compliant manner, we must:
• Familiarize ourselves with the Code and the expectations it sets for us
• Know where to access the policies and procedures relevant to our work
• Understand how FirstEnergy’s values and behaviors should guide our decisions and behaviors

BE SURE
We are committed to building FirstEnergy’s future on a foundation of integrity and trust. Since we can’t always know what the future holds, and may need help addressing the challenges that come our way, we must:
• Ask questions and seek guidance when we are unclear about the requirements or expectations that may apply to the task at hand
• Make use of the Ethics and Compliance resources
• Speak up when something doesn’t seem right, even if we are uncertain (through one of the channels listed in the section on Speaking Up)

WHAT LEADERS MUST DO
BE INSPIRING
Leaders must visibly foster a positive and inclusive work environment in which all people feel engaged and inspired to speak up, share their opinions and contribute their best efforts. Leaders must:
• Lead by example and regularly communicate the importance of being familiar with and following the Code
• Empower others to do the right thing, always recognizing exemplary conduct
• Emphasize that how we achieve our goals is as important as the achievements themselves

BE SUPPORTIVE
Leaders must be proactive in helping team members understand their work responsibilities and ethical obligations, encouraging them to speak up when they are concerned or unsure. Leaders must:
• Foster an environment in which everyone feels comfortable raising questions and concerns, and escalate promptly where appropriate to seek resolution
• Support ethics and compliance initiatives, including employee training, as essential business requirements
• Never ask anyone—employee, contractor or business partner—to do anything that violates, or appears to violate, the law, our Code, company policies or our values

BE VIGILANT

Leaders influence the way people experience and perceive FirstEnergy. They look for opportunities to build trust and improve our operations and culture. Leaders must:
• Recognize and address situations that create a risk to our people, our business or our reputation
• Look and listen for signs that employees may need help or support
• Never tolerate retaliation against anyone who raises a concern or cooperates with a company investigation

SPEAKING UP
Acting with integrity means speaking up if we ever see or suspect a violation of the law, this Code or company policy. In fact, it is our obligation to do so. Everyone is encouraged and expected to ask questions and raise concerns.

We don’t have to be certain that a violation has occurred. Coming forward quickly allows the company to take appropriate action, if necessary. Promptly asking questions or raising concerns ensures that we limit potential adverse consequences or avoid them altogether.

Anyone with information regarding an actual or suspected violation has a responsibility to bring that concern to the company’s attention. This will allow the appropriate investigation and follow-up to occur. We want to make it as easy as possible for anyone to ask a question or report a concern. You should use whatever channel or resource feels most comfortable or convenient. While it is often worth speaking to your supervisor first, this may not always be possible or appropriate. You can always raise your concern with any of the following:
• Another supervisor (of any level)
• Office of Ethics and Compliance (OEC)
• Human Resources
• Legal
• Internal Audit
• Corporate Security
• Executive Council
• The Board of Directors

It doesn’t matter how you report. What matters is that you speak up.

If you are not satisfied at any point with the response you receive, you should escalate your concern further.

We understand that you may wish to report anonymously and you can do so by contacting the Employee Concerns Helpline at 1-800-683-3625 or go online to EthicsPoint.

All calls to the Helpline are answered by an independent third-party vendor. Caller ID is not used, and no attempt is made to identify a caller who wishes to remain anonymous. Once the call is complete, a report is forwarded to OEC for assessment and appropriate follow-up action.

Anyone making a report will be issued a case number and a confidential PIN that allows them to follow up on their report, even if they have chosen to remain anonymous. During a follow-up, the person making the report can access responses from the OEC, including requests for additional information that may be required before an effective investigation can occur.

NO RETALIATION—EVER!
FirstEnergy prohibits retaliation against anyone who: raises an ethical concern; reports a possible violation of the law, this Code, company policy or our values or behaviors; or cooperates with an investigation.

Examples of retaliation include:
• Firing
• Demotion
• Unfavorable assignments
• Reduction in pay
• Denial of benefits
• Harassment in any form
• Any other action that adversely affects an employee’s job performance, working conditions, or career opportunity

Any employee who engages in retaliation may be subject to discipline, including termination.

If you believe you are a victim or witness of retaliation, you must report it immediately.

WHAT WILL HAPPEN AFTER A QUESTION OR CONCERN IS RAISED?
We want to foster an environment where we consistently answer questions and address concerns. In addressing questions or concerns, we will be timely, objective and thorough. We will maintain confidentiality to the greatest extent possible. If you are asked to participate in an investigation, you must:
• Cooperate fully
• Be truthful and transparent
• Abide by the expectations communicated to you during the process

WHAT HAPPENS IF IT IS DETERMINED THAT A VIOLATION OCCURRED?
If the company determines a violation has occurred, we will take appropriate corrective and preventative actions to address the issue and prevent recurrence. Such actions may include changes to procedure, additional training or the creation of new processes or controls. The company may also take disciplinary action against anyone who fails to comply with the law or this Code. Such action can include, but is not limited to, counseling, warning, suspension, compensation adjustment or termination as appropriate. Where possible illegal conduct is suspected, we may take additional action, like referring the matter to law enforcement for investigation and possible criminal prosecution.

THE POWER OF INTEGRITY TO DRIVE COLLABORATION

KEEPING EVERYONE SAFE
Nothing matters more to us than keeping everyone in and around our workplaces safe.

Delivering safe and reliable energy to our customers starts with each of us taking responsibility for safety in the workplace. Our responsibility includes staying alert for any environmental, health, or safety issues that could pose risks beyond our immediate work area or facility. This helps us maintain the confidence and trust of the communities in which we operate.

Keeping everyone safe and well in our workplace and the communities where we operate means that we:
• Follow all safety guidelines, policies and practices to protect FirstEnergy workers and customers
• Remain constantly vigilant for any situation or condition that could present a public danger
• Stop work that we reasonably believe is unsafe
• Promptly report any injury, hazard, threat, near miss, Life-Changing Event (LCE) or Life-Changing Event Potential, whether or not we are directly affected
• Look out for each other and help others to work safely
• Comply with all company procedures related to physical security, including access to facilities and use of employee badges
• Prohibit drugs, alcohol, weapons, harassment or violence in the workplace

Q How does the alcohol and drug use/abuse policy affect my use of prescription drugs?

A It’s never acceptable to use or possess alcohol or illegal drugs on the job. Additionally, we cannot allow the use of alcohol or drugs to have an adverse impact on job performance or conditions in the workplace or reflect unfavorably on the company. Some prescription medicines can affect work performance. Ask your doctor if that is possible in your case—and, specifically, whether the medication could affect your judgment or awareness in a way that leads to unsafe working conditions or prevents you from performing your work responsibilities. By discussing this with your supervisor, Health & Safety, or Human Resources, you can be sure you are properly evaluated and observed, for the sake of everyone’s safety.

TREATING EACH OTHER WITH RESPECT
We treat each other with courtesy and respect to promote a work environment in which we all feel included, valued and empowered to give our best effort.

We collaborate most effectively and serve our customers best when we actively listen and communicate in a respectful and professional way. By considering the perspectives and feelings of others, we build trust and avoid misunderstandings. By speaking up about any unwelcome or inappropriate behaviors, we can help prevent anyone from feeling disrespected, threatened or intimidated. Through these actions, we create a positive and supportive work environment in which we can thrive together.
Treating each other with respect means that we:
• Are mindful of how our words and actions might be perceived by others
• Welcome the sharing of diverse perspectives and understand the value they bring
• Treat others with respect and handle any disagreements professionally
• Speak up about any unwelcome or inappropriate behaviors
• Don’t insult, disparage, shame or mock others
• Are vigilant for signs that others are being harassed
• Foster a culture in which anyone can comfortably raise a concern without fear of retaliation

NO HARASSMENT
We don’t tolerate harassment under any circumstances. We want our people to be protected from it. Harassment occurs when words or actions create an intimidating, hostile, or offensive work environment. Not only is harassment unacceptable, it is also illegal when it’s based on legally protected characteristics of the employee, such as:
• Age

• Sex
• Sexual orientation
• Gender identity or expression
• National or ethnic origin or citizenship
• Social origin, including caste or ancestry
• Religion or creed
• Disability
• Military or veteran status
• Marital status
• Any other category protected by applicable law

Whether in person or online, harassment is not just what is intended, but how others perceive it. For example, it can be:
1. What a person says or writes, including racial, ethnic, or gender-based slurs, jokes, or stereotypes as well as threatening, loud, or abusive language

2. What a person does, such as unwelcome touching, making sexual advances, blocking someone’s path, ignoring someone, or deliberately humiliating someone

3. What a person displays, such as placing lewd photos or derogatory slogans on a workstation or sharing them electronically

Q Our supervisor frequently makes off-color jokes, which I try to ignore. My coworker, who is rather quiet, has never complained but seems uncomfortable. What should I do?

A Harassment has no place at FirstEnergy. Whether we experience or witness conduct that could be harassment, we must speak up. Let your colleague know that you, too, are bothered by the supervisor’s conduct. Since your supervisor is involved, the best way to escalate the matter is likely to speak with another supervisor or manager or your Human Resources representative. You may also contact the Employee Concerns HelpLine (anonymously, if you wish) at 1-800-683-3625 or go online to EthicsPoint. Alternatively, you may also contact a member of OEC. You might end up protecting a coworker or someone else who is not comfortable with the behavior, but is afraid to report it. You could even prevent a more serious incident in the future.

VALUING OUR DIVERSE TALENTS AND PERSPECTIVES
Our diverse talents and perspectives make us stronger, smarter and better as an organization.

We are committed to a diverse and equitable workplace. We want our people to feel safe, welcome and appreciated for what they contribute. Attracting and nurturing talent with a wide range of capabilities, backgrounds and perspectives enriches our workplace; it also helps us solve problems more creatively and connect more meaningfully with our stakeholders.

Valuing our diverse talents and perspectives means we:
• Actively seek out alternative approaches and points of view
• Listen respectfully to each other so we can consider and benefit from thoughts and ideas different from our own
• Consider the importance of diversity when recruiting and building teams
• Ask for and be receptive to feedback on how we might improve or do things differently

Q I’m one of only two women on my team, both well qualified and experienced. Our new male supervisor almost always calls first on the men in team meetings. When we do speak up with suggestions or questions, we feel like our supervisor is humoring us rather than taking our contributions seriously. I’m afraid that raising the issue with him will simply confirm his prejudices about women; but his attitude is draining our energy and enthusiasm. How can I bring about a change that will allow everyone on the team to contribute?

A Even if unintentional, your supervisor’s behavior is at odds with the culture we want to create, and it undermines our commitment to diversity and inclusion. It also undermines our desired culture of speaking up. If you feel comfortable doing so, let the supervisor know how much you want to contribute. Also tell him that changing his approach to running meetings could be more effective and inclusive of everyone. If you would rather not engage with your supervisor, please speak to a more senior manager, contact Human Resources, the Employee Concerns Helpline (1-800-683-3625), go online to EthicsPoint, or contact OEC.

PROMOTING EQUAL OPPORTUNITY
We believe everyone should have the same opportunity to succeed, based on their merits and measurable skills, without discrimination.

We strive to be transparent and fair in our efforts to attract and develop talented colleagues. We focus on the right fit for skills and experience, as well as for our values and culture. Promoting equal opportunity helps us feel engaged, productive and capable of fulfilling our potential.

Promoting equal opportunity means we:
• Hire and promote based on qualifications, aspirations and performance—never on favoritism or bias
• Prohibit discrimination based on characteristics protected by law, including:
– Race
– Color
– Religion (including religious dress) or creed
– National or ethnic origin, including caste or ancestry
– Sex, sexual orientation, or gender identity or expression
– Genetic information
– Age
– Disability
– Military or veteran status
– Medical condition
– Marital status
– Citizenship status
• Provide reasonable accommodations for employees with disabilities or those with specific religious requirements, as necessary
• Help each other develop to reach our full potential

PROTECTING PERSONAL INFORMATION
We protect the privacy of personal information by not disclosing it to anyone without a legitimate business need and legal right to receive it.

FirstEnergy needs to appropriately collect, store, use and share personal information to operate our business. This data allows us to manage our relationships with customers and business partners, administer employee benefits, and comply with legal requirements, among other things. When it is necessary to share personally identifiable information (“PII”), everyone should expect it will be kept safe—out of the hands of anyone who might misuse it. By treating personal information with proper protections, we meet our obligations, while protecting each other and our company’s reputation.

Protecting personal information means we:
• Follow all policies and procedures covering personal information and privacy
• Maintain the accuracy of personal information
• Collect, use and process personal information only for legitimate business purposes
• Share personal information only with those with a business need and legal right to receive it
• Comply with all applicable personal information and data privacy laws
• Ask questions regarding interpretation of or compliance with applicable policies and laws concerning the protection of personal information
• Make the situation right in the unlikely event that PII is inadvertently mishandled

Q One of the candidates for an open customer service position is highly qualified, but he is also legally deaf. I’m concerned about possible communication issues with colleagues and customers. Can this factor into my hiring decision?

A Absolutely not. If you believe this is the best candidate, we should hire him. As the hiring manager, you should consult with Health & Safety or Human Resources on any reasonable accommodations that may be needed to support the employee and mitigate or eliminate any potential issues.

THE POWER OF INTEGRITY TO EXCEL IN THE MARKETPLACE

SERVING CUSTOMERS SAFELY, RELIABLY AND HONESTLY
We help our customers to live and work comfortably and productively by providing reliable, clean, affordable energy and related products and services.

Our customers rely on us to provide basic needs for their homes and businesses: light and power. We are committed to serving them reliably, safely and honestly. That way, we continue to earn their trust. We must conduct our operations in compliance with reliability standards set by the North American Electric Reliability Corporation (NERC). The NERC standards are intended to ensure the reliability of the bulk electric system.

Serving customers safely, reliably and honestly means we:
• Listen carefully and respond quickly to customer inquiries and requests in a safe manner
• Act professionally, respectfully and with empathy
• Work safely, responsibly and courteously when on a customer’s property or other private land
• Treat customers fairly and consistently
• Use fair and honest practices in advertising, marketing, sales and customer service interactions
• Never bypass quality controls or take shortcuts that compromise the safety or quality of our services

COMPETING FAIRLY AND LEGALLY
We are committed to competing fairly and legally, wherever we do business.

We compete fairly and on the merits of what we offer—whether it be price, superior service and value or something else. We do not restrain trade, competition, prices, terms or markets. We market, advertise and collect data fairly and honestly.

Competing fairly and legally means we:
• Do not propose or enter into any agreement or understanding with a competitor to:
– Fix or in any way affect prices
– Rig bids
– Divide or allocate markets, industries, territories, customers or suppliers
– Deal or not deal with a particular customer or supplier
– Deal with a customer or supplier only on certain terms; or limit output, or capacity utilization
• Avoid all discussions with competitors or public comments (signaling) that could be perceived as an attempt to create an improper agreement or understanding to reduce competition
• Avoid agreements or understandings that restrict the price at which a party may resell a product or service
• Comply with all standards and requirements established by the Federal Energy Regulatory Commission (“FERC”)
• Do not use information related to our regulated business to help affiliated businesses compete (See Interacting with Affiliates)

PREVENTING BRIBERY AND CORRUPTION
We succeed on the strengths of our people and customer service—never through bribery or other corrupt practices.

We are committed to operating and selecting business partners honestly and fairly. This builds trust and tells the world we will only do business the right way. Bribes, kickbacks and any other kind of corruption, whether involving vendors, commercial partners or government agents or officials, are unethical and violate our core values. They are also illegal.

Preventing bribery and corruption means we:
• Win on the merits of what we bring to the marketplace
• Never offer or accept bribes, kickbacks, or anything of value that could improperly influence—or appear to influence—a business decision
• Always ensure agreements we enter into reflect the work performed or the services to be rendered
• Take special care not to promise or provide anything of value to public officials or anyone else to gain a business advantage (See Gifts, Meals and Entertainment)
• Apply company policies and our values when it comes to giving and receiving business gifts and entertainment
• Record all transactions completely, accurately and truthfully
• Follow the letter and spirit of anti-corruption laws everywhere we do business
• Choose business partners carefully and hold them to our high ethical standards and this Code
• Never use a third party to do anything improper, including making improper payments
• Immediately report any corruption or bribery concerns to OEC, Legal, anonymously through the Employee Concerns Helpline at 1-800-683-3625 or go online to EthicsPoint
A BRIBE occurs when someone gives or promises another person (directly or indirectly) something of value to obtain an undue business advantage. Examples of bribery include:
• A customer giving cash or anything else of value to a company employee to get the employee to fulfill the customer’s order ahead of others
• Making a requested donation to the charity of choice of a public official from whom we are awaiting some official action or approval
• Offering or giving concert or game tickets, watches, expensive meals or vacations
• Paying a “success fee” to a third party based on access to government officials
• Choosing a vendor based on their access to a government official
• Offering to employ a relative of the person who is intended to be influenced
• Providing something of value for the personal benefit of a public official to influence them in their official capacity

A KICKBACK involves giving or receiving a personal payment (whether in cash or otherwise) as a reward for awarding a contract or other favorable outcome or business transaction. For example, if a supplier pays a FirstEnergy employee a percentage of the supplier’s sales to the company in return for the employee’s assistance in steering business to the supplier, the payment is a kickback.

Bribes and kickbacks of any kind are completely unacceptable. They violate the law, our core values and the Code and are grounds for dismissal.

Q Following the recent severe thunderstorms, my crew was assigned to restore power to a house on a large and fairly remote property. When we finished what was a lengthy reconnection job, the homeowners were especially appreciative of our efforts. They told us that they were impressed by our dedication and commitment. To show their gratitude, they offered me $250 to split between the crew. I politely refused the tip. It didn’t seem right to take the money since we were just doing our jobs and would be receiving substantial overtime pay anyway. Was that the right call?

A Yes. Refusing the tip was absolutely the right thing to do. FirstEnergy employees are not permitted to accept gratuities for performing their duties. In this particular case, your ethical conduct also avoided any possible perception that a customer may have received, or could in the future receive, preferential treatment by reason of the gratuity. You should also report this to OEC.

SELECTING AND COLLABORATING WITH SUPPLIERS
We choose our suppliers and other business partners based on merit and shared values, and treat them fairly.

We seek out business partners who can help us achieve our goals by working collaboratively to provide expertise, resources, efficiency and innovation. We expect our partners to share our commitment to integrity and safety and our passion for making a positive impact in the world.

Selecting and collaborating with the right partners means we:
• Seek to do business with partners who best meet our needs and share our values
• Evaluate partners on clear performance measurements, such as quality, price, service, reliability and availability
• In collaboration with Supply Chain, conduct risk-based due diligence to ensure potential partners are qualified and reputable before onboarding
• Monitor business partners’ performance on an ongoing basis to ensure consistency with applicable agreements
• Treat all current and potential partners fairly and with integrity, regardless of the transaction value or length of the relationship
• Avoid any conflicts of interest (or the appearance of them) by avoiding the selection of a partner based on friendships, family relationships or financial interest
• Do not accept inappropriate gifts, entertainment, or any kind of favoritism that might compromise selection of the best partners for FirstEnergy
• Seek opportunities for small, disadvantaged, diverse and historically underutilized businesses
• Engage only in transactions with legitimate business purpose

GIFTS, MEALS AND ENTERTAINMENT
We build business relationships based on trust and mutual value, and never on inappropriate gifts or hospitality.

To maintain integrity in our business relationships, we never offer or accept gifts or entertainment that might be intended to influence a business decision or might be perceived that way by others.

Handling gifts, meals and entertainment responsibly means we:
• Never offer or accept any gift of more than nominal value
• Never accept any monetary gifts, such as cash, gift cards or personal discounts (that are not otherwise available to all employees)
• Ensure that all business entertainment has a legitimate business purpose
• Decline unacceptable gifts or offers of entertainment and explain that company policy prohibits accepting them
• Decline even reasonable offers of business entertainment from any third party where payment, contracting or other related decisions about the third party are pending
• Do not provide any gift, meals or entertainment to any government official without the prior review and approval of OEC
• Accurately account for any gifts or entertainment in expense records
• Ensure travel and entertainment costs are accounted for properly under the appropriate policy

ACCEPTABLE EXAMPLES:
• Flowers or basket of fruit for a team
• Occasional lunch with a vendor at a moderately-priced restaurant
• Small items, such as branded mugs or hats
UNACCEPTABLE EXAMPLES:
• Tickets for a high-profile sporting event
• Loan of a vacation property
• Golf outing
If in doubt, disclose it.

TRADING ENERGY RESPONSIBLY
We are committed to lawful and ethical practices in connection with our energy trading and marketing activities.

When it comes to selling power, we have compliance obligations under the rules of a number of agencies. These include the Department of Energy, the Commodities Futures Trading Commission, FERC, NERC, relevant independent systems operators and others. Compliance with the market manipulation rules of these agencies, as well as those of the other organizations and exchanges, is vital to our integrity, reputation and success.

Trading energy responsibly means we:
• Never do anything that is or could appear to be fraudulent or deceitful, or a violation of applicable market rules
• Engage only in transactions with legitimate business purpose
• Do not design or execute transactions solely to influence prices or cause artificial market conditions
• Operate and schedule, bid or offer, and maintain and commit generating facilities in good faith and in compliance with the rules of applicable power markets
• Do not schedule resources to create artificial supply, shortages or congestion, or in a way that misrepresents operational capabilities or unit availability
• Disclose complete, accurate and timely information to outside entities, as required
• Understand when information needs to be updated and if there is a need to communicate changes in information
• Comply with internal procedures regarding the bidding of generation units, the proper reporting and recording of trades, and retention of documents
• Comply with regulatory filing requirements in a timely and accurate manner
• Do not participate in or execute simultaneous offsetting buy and sell trades of the same product among the same parties that have no economic substance

Q Last Friday afternoon, when most people had left the office for the day, our team leader suggested opening a bottle of champagne he had received so that we could celebrate the birth of a team member’s first child. The team member in question appreciated the gesture but was uncomfortable with the celebration. Our team leader told him to relax. He told us that the champagne, which cost less than $50, had been gifted to the team by a potential supplier, and the special occasion meant that it was okay for us to drink it in the office—especially after hours. I had to leave for an appointment and left with a nagging feeling that something wasn’t right. Was I being too cautious?

A No. Your instincts were correct. There are a few potential problems with this situation. Business gifts should always be of nominal value and appropriate. Yet, even a low-value gift would not be appropriate if there are ongoing contractual negotiations between FirstEnergy and someone wanting to do business with us. This situation raises the separate issue of consuming alcohol on company premises other than at an organized event that has been authorized by management. You should report your concerns to OEC.

INTERACTING WITH AFFILIATES
We follow all rules regarding how our various businesses interact with each other.

Sometimes employees from one FirstEnergy business will perform work to support another. This support service work between the businesses could constitute an “affiliate transaction.” It is important that we recognize and properly handle such transactions because FERC and the state utility regulatory agencies have established special rules that we must follow. As a result, when interacting with other FirstEnergy companies, we treat them as independent entities.

Interacting with affiliates responsibly means we:
• Account for time and costs spent on affiliate transactions in accordance with accounting policies and applicable FERC and state utility regulatory requirements
• Share information with affiliates only when authorized by law and for appropriate business reasons
• Consult when necessary with the FERC Compliance Manager and Legal to ensure that affiliate transactions are structured to comply with applicable federal and state legal requirements
• Conduct day-to-day transmission operations and planning activities in a physically and functionally separate way from colleagues engaged in marketing activities
• Do not provide preferential treatment to any affiliated entities that provide competitive services
• Ensure that the regulated side (ratepayers) does not subsidize or otherwise improperly benefit FirstEnergy’s competitive affiliates

MAINTAINING REGULATORY COMPLIANCE
We follow all rules, regulations and requirements of the federal, state and local agencies that regulate our company.

Our industry and company are regulated heavily by various federal, state and local government agencies. Our company devotes significant resources to complying with the rules, regulations and requirements of the federal, state and local state agencies that regulate our company. It is important that every employee understands the federal, state and local rules, regulations and requirements that apply to their business unit. We all have a responsibility to understand and do our part to ensure that our business unit, and the company, comply with such rules, regulations and requirements.

Maintaining regulatory compliance means we:
• Understand the rules, regulations and requirements of federal, state and local governmental agencies that apply to our individual job function, and to our business unit and business unit operations
• Perform our job requirements and business unit functions and operations in compliance with all applicable federal, state and local rules, regulations and requirements
• Understand and perform the record-keeping and reporting requirements that may be necessary to demonstrate our historic and ongoing compliance with all such applicable rules, regulations and requirements
• Perform all record-keeping and reporting requirements, within any applicable time-specific requirements, as are required to demonstrate historic and ongoing compliance

• Cooperate promptly with each other and with other company business units to provide any information or data as may be required for another employee or business unit to be able to perform any required record-keeping and reporting
• Know where to go internally to get guidance or assistance with understanding any rule, regulation, requirement or record-keeping or reporting requirement about which we may have questions or need further explanation
• Immediately report to our supervisor or to the Chief FERC Compliance Officer any instance of known or suspected noncompliance

THE POWER OF INTEGRITY TO DELIVER VALUE FOR INVESTORS

AVOIDING CONFLICTS OF INTEREST
We make smart choices in the best interests of our company, unaffected by personal interests or relationships.

We never allow personal interests or relationships to get in the way of making the best decisions for FirstEnergy. Using good judgment to do what is right for our business helps us maintain excellence. It also enables us to collaborate and innovate without distraction. Even the appearance of a conflict of interest can be a problem because it can lead others to think we are not acting properly. Conflicts of interest can be avoided or addressed if promptly disclosed and properly managed.

Avoiding conflicts of interests means we:
• Proactively identify situations that could put the company’s interests and our own into possible conflicts
• Disclose actual or potential conflicts using the Self-Reporting Conflicts of Interest Form, consistent with company policy and applicable laws and regulations
• Remove ourselves from the decision-making process when a conflict or the appearance of a conflict exists
• Don’t allow the desire to help friends and family influence our decisions at work
• Are not influenced by the prospect of financial gain for ourselves, our family members or friends
• Show loyalty to FirstEnergy by not keeping for ourselves opportunities gained through the use of company position or resources (e.g., in the course of their work, an employee becomes aware of a piece of property that the company is considering purchasing as the site for a new substation; the employee decides to buy the property as an investment)
• Give our best effort at work every day, not allowing outside jobs or other activities to hinder our contributions to our business

All actual or apparent conflicts must be disclosed to OEC for review. If you have a conflict of interest concern, seek guidance from OEC.

CONFLICTS OF INTEREST QUICK TEST
If I take this course of action, will I:
• Feel obligated to someone or make them feel obligated to me?
• Dishonor our values?
• Risk compromising my judgment?
• Create the appearance of improper conduct or divided loyalty?
• Receive some personal gain or benefit for myself, a family member, or a close friend that is unusual or excessive in value or frequency?

If you answered “yes” to any of these questions, you could face a possible conflict of interest and are expected to seek guidance from OEC.

DO I HAVE A CONFLICT OF INTEREST?
Conflicts of interest can take many forms. If you know—or think—you have a conflict of interest, you must disclose it. If you are unsure whether your situation or relationship could be a problem, you should disclose it anyway—just in case. Failure to disclose what is later shown to be a conflict of interest (or the appearance of one) is a violation of the Code and could lead to disciplinary action.

It would be impossible to provide an exhaustive list of situations to avoid, but some of the more common ones are listed below. We distinguish those that are “disabling” conflicts—when you must either remove yourself from the relevant situation or relationship or resign from the company—from those that can be managed. Conflicts can be managed by taking certain recommended steps to reduce the effect of the conflict.

TYPE OF CONFLICT OF INTEREST
Outside activities
EXAMPLES
• A second job or board appointment with a customer, competitor or supplier
• A second job with an organization whose activities or beliefs may reflect negatively on the company’s reputation

TYPE OF CONFLICT OF INTEREST
Relatives or friends
EXAMPLES
• Engaging a friend’s catering business for a company event without a competitive bid
• Selecting a family member for a job at FirstEnergy
• Owning a part of a business that is looking to do business with FirstEnergy

Q I’d like to take a part-time job. A coworker said the company will need to review and approve a request from me. Is that true? What steps do I need to take before accepting the job?

A Yes, the company will need to conduct a conflict of interest check. We need to know:
• Whether your part-time work will involve a competitor, customer, or business partner, or otherwise potentially affect the company’s business interests
• Whether company time, information, or resources will be used in your second job

You can initiate the Conflict of Interest Check by contacting OEC, or completing the Self-Reporting Conflicts of Interest Form. Most requests of this kind are routine. However, if there are any issues that affect the decision, these will need to be resolved before you can accept the job. Under no circumstances may you share FirstEnergy proprietary data with your new employer. You must not use any FirstEnergy assets in your other job.

CREATING, MAINTAINING AND DISCLOSING ACCURATE RECORDS AND ACCOUNTS

We keep accurate records and accounts, which helps us to operate effectively and provide timely and truthful information to those who need to rely on it.

Whether we are preparing the company’s financial statements or completing a timesheet, our responsibility is the same: to maintain accurate record keeping and financial integrity and transparency. We are all accountable for ensuring our records—in whatever form—are complete, accurate and up to date. This allows us to make sound business decisions based on the right information. Even more importantly, it protects our reputation for integrity—customers, shareholders, financial analysts, regulators and others count on us to be accurate and complete in our recordkeeping. Misstating financial results or incorrectly describing transactions or agreements may be forms of fraud and can lead to serious consequences, including criminal penalties.

Creating, maintaining and disclosing accurate records and accounts means we:
• Record all assets, liabilities, revenues, expenses and business transactions completely, accurately, in the proper period and in a timely manner
• Prepare and approve records, accounts and disclosures in accordance with our policies and procedures, our system of internal controls and company accounting policies
• Charge time accurately and appropriately
• Never set up secret or unrecorded cash funds or other assets or liabilities
• Use appropriate and accurate wording when creating records
• Correct any errors promptly, notifying those affected
• Do not conceal or destroy documents or records that are subject to investigation or may be needed in legal proceedings
• Ensure agreements with vendors and other parties accurately describe the work to be performed under the terms and conditions of the agreement
• Comply with Legal Hold notices
• Maintain and eliminate company records in compliance with our records retention and information management procedures
• Speak up when we have questions or concerns about accurate financial reporting, accounting, or financial integrity

Q I’m a line worker and recently joined a new team. I asked a team member to remind me whether a job we had done the previous day had taken three and a half or four hours. His recollection was that it had been a little under three and a half hours. But he also said that our supervisor had recently been advising the team to round up partial hours. This doesn’t seem right to me. What should I do?

A You are right to be concerned. We must record our time accurately, using the applicable time codes. Misstating time worked or allocating it incorrectly is not simply unethical and a violation of our values, it may be illegal and could result in regulatory penalties. You should report your concern as soon as possible, using one of the available channels in the Speaking Up section of the Code.

PROTECTING OUR INTELLECTUAL PROPERTY AND CONFIDENTIAL BUSINESS INFORMATION
We safeguard our intellectual property and confidential information from misuse, misappropriation, destruction and loss.

We must take care to protect the company’s confidential information and intellectual property against unauthorized disclosure and misuse, which could limit our growth and threaten our ability to compete in the future.

Protecting our intellectual property and confidential information means we:
• Avoid intentionally or unintentionally posting confidential information on any social media sites
• Never discuss confidential information in public areas, such as airplanes, elevators and restaurants, where your conversations may be overheard
• Take appropriate precautions to keep confidential information secure, especially when working away from company facilities
• Follow company policies related to information technology and cybersecurity, including related training
• Treat sensitive information with care, sharing it only with authorized co-workers or business partners who have a legitimate need to know
• Take steps to prevent unauthorized individuals from acquiring confidential information
• Never divulge confidential information to persons outside of FirstEnergy, except where such disclosure is appropriately authorized by an officer, legally mandated or done in accordance with a confidentiality and non-disclosure agreement
• Continue to protect FirstEnergy’s confidential information even if we leave the company
• Protect our customers’ or suppliers’ confidential information as we would protect our own

RESPECTING THE INTELLECTUAL PROPERTY OF OTHERS
We respect the intellectual property and commercial rights of others as we would want them to respect ours.

We respect the intellectual property and commercial rights of others. We don’t steal or take credit for any ideas that aren’t our own. We understand that use of others’ protected rights without permission is against the law and could expose us to legal liability.

Respecting others’ intellectual property means we:
• Respect the ideas, processes and works that others have created and do not infringe upon their protected rights
• Use third-party assets, such as software and written material, only with permission and according to the relevant licenses
• Use only FirstEnergy-approved software and processes
• Follow all applicable intellectual property laws

SAFEGUARDING COMPANY ASSETS
We protect FirstEnergy’s reputation and other assets because they are the building blocks for our future.

Making the best use of what we have today sets us up for success tomorrow. Our assets—property, money, information, ideas and reputation—sustain our operations and allow us to invest in innovation and continuous improvement. As good stewards of these assets, we use them to help us serve our customers and create sustainable value.

Safeguarding company assets means we:
• Take reasonable care of assets in our control to avoid their loss, damage, destruction, theft or unauthorized use
• Are vigilant to prevent fraud, waste or abuse in relation to company assets

• Follow information security and user access protocols to protect company systems and data from unauthorized access, modification, duplication, destruction or disclosure, whether accidental or intentional
• Use company assets only for business purposes, unless a reasonable and incidental personal use exception applies
• Report any concerns about the use, abuse or endangerment of our company assets

PREVENTING INSIDER TRADING
We never use or share non-public information about FirstEnergy or another company for the purpose of trading securities.

Through our work, we may have access to information about FirstEnergy or other companies that could be potentially useful to investors. We build trust by showing we can always be relied on to protect information entrusted to us. “Inside Information” (sometimes called material, nonpublic information) consists of details that an investor would consider important in making an investment decision. Using this information for our own benefit or sharing it for the benefit of others is called insider trading. It is illegal because it provides an unfair advantage and distorts financial markets. The insider trading laws are enforced aggressively, which can mean heavy fines and imprisonment for those convicted.

Preventing insider trading means that we:
• Never use Inside Information to trade shares in FirstEnergy or any other publicly traded company, including your 401(k), unless and until such information has been made public
• Do not share Inside Information with anyone outside the company, including family members, relatives or friends
• Treat Inside Information with care, sharing with colleagues only on a need-to-know basis
• Take care to protect Inside Information from accidental disclosure (e.g., by securing confidential documents and not discussing sensitive company information in public places)
• Avoid “tipping”—passing along material, non-public information about any company to anyone who may be tempted to make investments or trades based on the information provided

Q I am aware the company is about to select a business partner that will profit substantially from our business. Can I buy publicly traded stock issued by the business partner?

A Not without approval from Legal. You are in possession of non-public information about the imminent selection decision that may be material to the business partner. The insider trading rules are complex and driven by the specific facts of a situation. If you have any question as to whether you possess material non-public information, you should consult with the Legal Department before you trade in FirstEnergy’s stock or the stock of another company.

EXAMPLES OF MATERIAL, NONPUBLIC INFORMATION INCLUDE:
• Potential merger and acquisition plans
• Projected earnings or losses
• Executive leadership changes
• Significant lawsuits or legal settlements

COMMUNICATING CLEARLY AND RESPONSIBLY
We strengthen our brand and stakeholder relationships through clear, truthful and consistent communications.

We communicate truthfully, accurately, and consistently with customers, investors and other stakeholders. We go above and beyond minimum required disclosure obligations, as needed, regardless of the outcome. This shows transparency and respect and builds trust. It also helps us remain accountable to those we serve. We are all ambassadors of FirstEnergy. Whether in person, by email, phone (voice or text), virtually or on social media, we communicate professionally, thoughtfully and respectfully. We recognize policy or legal limitations on what we may be permitted to say to external parties and let colleagues with the proper authority and experience handle external inquiries, such as media requests.

Communicating clearly and responsibly means we:
• Are courteous and professional in all our communications, no matter what the medium
• Never disclose classified, confidential, proprietary or export-import controlled information without authorization
• Politely decline to provide details we are not authorized to disclose
• Do not speak for the company unless specifically authorized
• Refer media inquiries to the Communications and Branding team
• Assume that anything we say to media representatives is on the record and could be taken out of context or distorted

THE POWER OF INTEGRITY TO STRENGTHEN OUR COMMUNITIES

CONTRIBUTING TO OUR COMMUNITIES
We are active partners in our communities, volunteering our time, resources and talents to help communities prosper.

We operate across multiple states, yet we draw strength and inspiration from our local communities—the places where we work and live. We encourage growth and vitality through positive engagement with our neighbors. This promotes mutual respect and trust while enhancing our reputation and recruiting efforts.

Contributing to our communities as responsible corporate citizens means we:
• Encourage and celebrate the active roles we take in our communities as volunteers, mentors and charity workers
• Support worthwhile civic and charitable causes, vetting them to ensure legitimacy
• Avoid conflicts of interest in our community involvement
• Obtain proper approval before donating company funds or making contributions in the company’s name
• Avoid pressuring others to contribute to charitable causes or to seek anything in return for community contributions

RESPECTING AND PROTECTING HUMAN RIGHTS
We are committed to good citizenship and engaging with others to promote better working conditions for all.

FirstEnergy’s size and influence as a large corporation enables us to make our mark in the fight for safer working conditions and equal opportunity. We take robust and thorough measures to protect workers at our own facilities. We also promote positive change by requiring our business partners, and encouraging the communities in which we operate to respect and protect human rights. This includes a focus on environmental responsibility, equal opportunities, fair wages and safe working conditions.

Respecting and protecting human rights mean that we:
• Ensure safe and healthy working conditions for our employees, by applying best practices in our day-to-day activities and facilities and ensuring compliance with the applicable environmental, health and/or safety standards
• Promote responsible sourcing practices and hold business partners accountable to the standards we set in our Supplier Code of Conduct
• Work only with business partners who share our commitment to fighting human trafficking and supporting human rights

ENGAGING IN THE POLITICAL PROCESS
We engage thoughtfully in the political process, responsibly advocating for our interests while bringing positive change to our communities.

We work closely with the federal, state and local governments because FirstEnergy has a legitimate stake in political priorities and outcomes. We participate responsibly in the political process and understand and respect the legal limitations on corporations.

Participating actively and responsibly in the political process means we:
• Comply with all legal limitations on corporate contributions to parties, political committees and individual candidates
• Obtain advance approval from Legal and OEC to make political contributions on the company’s behalf or use corporate funds (where permitted by law)
• Make it clear when engaging in politics as private citizens that our views and actions are our own, not those of FirstEnergy
• Avoid pressuring others to contribute to political causes or to seek anything in return for political contributions
• Engage OEC and External Affairs if we plan to run for office as individuals to avoid potential conflicts of interest
• Never apply improper influence on a government agency, representative, or legislator to produce an outcome favorable to the company
• Understand and follow the rules on political lobbying, including public disclosure and reporting requirements
• Use our personal information and assets (not FirstEnergy’s resources), including laptops and mobile phones, when engaging in personal political activities

Q A co-worker and I want to stay late at the office and make telephone calls on behalf of a political candidate we are supporting. May we do that if we use our personal mobile phones?

A No. While the company supports your commitment to making a difference, your personal political activities must remain separate from the company. Even though your campaign work may be outside of normal work hours and avoids use of company phones, you are still making use of company premises. Aside from the cost of utilities, this could create a reasonable impression on the part of others that the company has endorsed the candidate.
USING SOCIAL MEDIA RESPONSIBLY
We embrace the responsible use of social media for business purposes and make sure our individual online activities do not harm FirstEnergy’s reputation.

Social media has transformed how we connect, share information and influence opinion. In business, it enhances our ability to have honest, direct and meaningful exchanges with customers and other stakeholders. In our personal lives, it brings us closer to family, friends and new opportunities. We must use these tools responsibly because information can spread quickly and unpredictably online, making it difficult to control or remove. By pausing to consider the nature and potential impact of what we are about to post, we protect ourselves, our colleagues and those we serve from harm.

Using social media responsibly means we:
• Exercise good judgment and personal responsibility in our online activities
• Are open and honest about our identities as employees of FirstEnergy, and make it clear when we are expressing personal opinions, not the company’s views
• Never post confidential or proprietary information online
• Permit only authorized employees to post approved information on behalf of the company
• Do not disclose nonpublic information about our company, customers, or business without appropriate authority and approval
• Never post content that is false, malicious, obscene, or otherwise offensive or illegal
• Ensure that time and effort spent on non-business social media does not interfere with job responsibilities and is conducted on personal time

Q A friend of mine (who does not work for FirstEnergy) texted me a video posted on social media, asking “Is this how FirstEnergy thinks about customers who live in my neighborhood?” In the video, a man wearing a FirstEnergy shirt makes derogatory comments about my friend’s part of the city. At best, the comments are insensitive; many people could view them as racially prejudiced. This is not the impression I want the public to have of the company where I have worked for 17 years. What should I do?

A FirstEnergy treats its customers with respect at all times. Anyone who cannot live up to that standard should not be working for the company. You should take a screenshot of the social media post and if possible, save a copy of the video before it can be deleted. Contact OEC with this evidence so that an investigation can be conducted.

WAIVERS
A waiver of any provision of the Code will be made only in exceptional circumstances for substantial cause. Requests for waivers must be submitted to the Chief Ethics and Compliance Officer, or their designee, for review and resolution. Any request for a waiver by a director or executive officer of the company must be submitted to the Board of Directors or a Board committee. All waivers will be reported to the Ethics and Compliance Committee. In addition, any waiver of a provision in the Code for a director or executive officer will be disclosed to shareholders.

Forward-Looking Statements: Our Code of Conduct includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on information currently available to management. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, which may include the following: potential liabilities, increased costs and unanticipated developments resulting from governmental investigations and agreements, including those associated with compliance with or failure to comply with the DPA with the U.S. Attorney’s Office for the S.D. Ohio; the results of the internal investigation and evaluation of our controls framework and remediation of our material weakness in internal control over financial reporting; the risks and uncertainties associated with government investigations regarding Ohio House Bill 6 and related matters including potential adverse impacts on federal or state regulatory matters including, but not limited to, matters relating to rates; the potential of non-compliance with debt covenants in our credit facilities due to matters associated with the government investigations regarding Ohio House Bill 6 and related matters; the risks and uncertainties associated with litigation, arbitration, mediation and similar proceedings; legislative and regulatory developments, including, but not limited to, matters related to rates, compliance and enforcement activity; the ability to accomplish or realize anticipated benefits from our FE Forward initiative and our other strategic and financial goals, including, but not limited to, maintaining financial flexibility, overcoming current uncertainties and challenges associated with the ongoing government investigations, executing our transmission and distribution investment plans, greenhouse gas reduction goals, controlling costs, improving our credit metrics, strengthening our balance sheet and growing earnings; economic and weather conditions affecting future operating results, such as a recession, significant weather events and other natural disasters, and associated regulatory events or actions in response to such conditions; mitigating exposure for remedial activities associated with retired and formerly owned electric generation assets; the ability to access the public securities and other capital and credit markets in accordance with our financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us, including the increasing number of financial institutions evaluating the impact of climate change on their investment decisions; the extent and duration of COVID-19 and the impacts to our business, operations and financial condition resulting from the outbreak of COVID-19 including, but not limited to, disruption of businesses in our territories and governmental and regulatory responses to the pandemic; the effectiveness of our pandemic and business continuity plans, the precautionary measures we are taking on behalf of our customers, contractors and employees, our customers’ ability to make their utility payment and the potential for supply-chain disruptions; actions that may be taken by credit rating agencies that could negatively affect either our access to or terms of financing or our financial condition and liquidity; changes in assumptions regarding economic conditions within our territories, the reliability of our transmission and distribution system, or the availability of capital or other resources supporting identified transmission and distribution investment opportunities; changes in customers’ demand for power, including, but not limited to, the impact of climate change or energy efficiency and peak demand reduction mandates; changes in national and regional economic conditions affecting us and/or our major industrial and commercial customers or others with which we do business; the risks associated with cyber-attacks and other disruptions to our information technology system, which may compromise our operations, and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information; the ability to comply with applicable reliability standards and energy efficiency and peak demand reduction mandates; changes to environmental laws and regulations, including, but not limited to, those related to climate change; changing market conditions affecting the measurement of certain liabilities and the value of assets held in our pension trusts and other trust funds, or causing us to make contributions sooner, or in amounts that are larger, than currently anticipated; labor disruptions by our unionized workforce; changes to significant accounting policies; any changes in tax laws or regulations, or adverse tax audit results or rulings; and the risks and other factors discussed from time to time in our SEC filings. These forward-looking statements are also qualified by, and should be read together with, the risk factors included in FirstEnergy Corp.’s filings with the SEC, including but not limited to the most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy Corp.’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy Corp. expressly disclaims any obligation to update or revise, except as required by law, any forward-looking statements contained herein or in the information incorporated by reference as a result of new information, future events or otherwise.